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                                                        EXHIBIT 5



                                 February 9, 1994



Nortek, Inc.
50 Kennedy Plaza
Providence, RI  02903

         Re:  Registration Statement on Form S-2
              (File No. 33-69778)
              ----------------------------------

Gentlemen:

         This opinion is rendered to you in connection with the Registration Statement on Form S-2 (File No. 33-69778), as amended by Amendments No. 1 and No. 2 thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration by Nortek, Inc., a Delaware corporation (the "Company"), of
$218,500,000 principal amount of    % Senior Subordinated Notes Due 2004 (the
"Notes"), including $28,500,000 principal amount subject to an underwriters' over-allotment option. The Notes are to be sold pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, Bear, Stearns & Co. Inc. and Chase Securities, Inc., and are to be issued under an Indenture (the "Indenture") to be entered into between the Company and State Street Bank and Trust Company, as trustee (the "Trustee").

         We are familiar with the proceedings taken by the Company in connection with the issuance and sale of the Notes and, for purposes of rendering the opinions expressed herein, we have examined and relied upon the Registration Statement and such other documents or records as we have deemed necessary.

         We call your attention to the fact that the Indenture provides that it is to be governed by and construed in accordance with the laws of the State of New York. For purposes of the opinions expressed herein, we have assumed, with your approval, that the Indenture would be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction. No opinion is expressed herein as to any matter governed by any law other

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Nortek, Inc.                           -2-                     February 9, 1994


than the laws of Massachusetts and the United States of America and the General Corporation Law of the State of Delaware.

         Based on the foregoing, we are of the opinion that when the Indenture shall have been duly executed and delivered in accordance with resolutions duly adopted by the Board of Directors of the Company or a duly authorized committee thereof and upon the due execution and authentication of the Notes as provided in the Indenture and such resolutions, and upon payment for and delivery of the Notes as provided in the Underwriting Agreement, the Notes will be duly issued and will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm therein and in the related Prospectus under the caption "Legal Matters."

                                                   Very truly yours,



                                                   Ropes & Gray